DT INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                           Three Months Ended                   Six Months Ended

                                     December 29,      December 24,      December 29,      December 24,
                                         1996              1995              1996              1995
                                     ------------      ------------      ------------      ------------
Income before extraordinary loss     $    6,038        $    3,072        $   10,911        $    5,298

Extraordinary loss                                                              324
                                     ------------      ------------      ------------      ------------
Net income                           $    6,038             3,072            10,587             5,298
                                     ============      ============      ============      ============

Primary:
   Weighted average number of
      shares outstanding                  9,829             9,000             9,417             9,000

   Add dilutive effect of stock
      options based on treasury
      stock method using average
      market price                          537                 8               467                 6

   Add shares contingently issuable
      to the former owner of Kalish
      assuming maintenance of
      current earnings                      112                                 112
                                     ------------      ------------      ------------      ------------
   Primary weighted average
      shares outstanding                 10,478             9,008             9,996             9,006
                                     ============      ============      ============      ============

   Primary earnings per share
      before extraordinary loss      $     0.58         $    0.34a       $     1.09        $     0.59a

   Extraordinary loss                                                          0.03
                                     ------------      ------------      ------------      ------------

   Primary net income per share      $     0.58              0.34a             1.06              0.59a
                                     ============      ============      ============      ============

Fully Diluted:

   Weighted average number of
      shares outstanding                  9,829             9,000             9,417             9,000

   Add dilutive effect of stock
      options based on treasury
      stock method using average
      market price or end of
      period, whichever is greater          537                 8               516                 8

   Add shares contingently issuable
      to the former owner of Kalish
      assuming maximum future
      earnings                              116               222               116               222
                                     ------------      ------------      ------------      ------------

                                         10,482             9,230            10,049             9,230
                                     ============      ============      ============      ============
   Fully diluted earnings per share
      before extraordinary loss      $     0.58a       $     0.33a       $     1.08a       $     0.57a

   Extraordinary loss                                                          0.03a
                                     ------------      ------------      ------------      ------------
   Fully diluted net income per
      share                          $     0.58a       $     0.33a       $     1.05a       $     0.57a
                                     ============      ============      ============      ============

a The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, presentation on the income statement was not considered necessary.